Exhibit 21

The subsidiaries of American Shared Hospital Services are:

MedLeader.com, Inc.

A California corporation

OR21, Inc.

A California corporation

Long Beach Equipment, LLC

A Delaware limited liability company

American Shared Radiosurgery Services

A California corporation

Subsidiaries of American Shared Radiosurgery Services

GK Financing, LLC

A California limited liability company

Subsidiaries of GK Financing, LLC

Albuquerque GK Equipment, LLC

A Delaware limited liability company

Jacksonville GK Equipment, LLC

A Delaware limited liability company

Instituto de Gamma Knife del Pacifico S.A.C.

A Peruvian company

GK Financing U.K. LTD

An England and Wales private limited company

EWRS, LLC

A Delaware limited liability company

EWRS Tibbi Cihazler Ticaret Ltd. Sti.

A Turkish company